NPK INTERNATIONAL APPOINTS NEW MEMBER TO THE BOARD OF DIRECTORS

THE WOODLANDS, Texas – July 28, 2026 – NPK International Inc. (NYSE: NPKI) (“NPK” or the “Company”) today announced that Kristen J. Pederson has been appointed as a new member to its board of directors (“the Board”), effective July 28, 2026.

Ms. Pederson brings extensive public company board, strategic planning, governance, finance and audit experience to NPK. Her appointment further strengthens the Board’s depth of expertise as the Company continues to execute its strategy, expand its market presence, and deliver long-term value for shareholders. Ms. Pederson has served in senior leadership and board roles across financial services, technology, strategy consulting services and nonprofit organizations. She is currently a director of SOBR Safe, Inc. and Eagle Bancorp, Inc. and has served in board and leadership capacities with organizations including the National Association of Corporate Directors Colorado Chapter, Harvard Business School Alumni Board, and the NFL Alumni Association. Earlier in her career, Ms. Pederson held senior roles at IBM and was a partner at Ernst & Young LLP and PricewaterhouseCoopers LLP. She earned an MBA from Harvard Business School and completed undergraduate studies at the University of California, Los Angeles. Additional information regarding Ms. Pederson and other members of NPK’s Board can be found at npki.com/company/leadership/.

Ms. Pederson will also serve as a member of NPK’s Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

Commenting on the appointment, Rose M. Robeson, Chairman of NPK’s Board, stated, “We are pleased to welcome Kris to NPK’s Board. Her leadership and strategic experience, financial acumen and deep background in governance will be valuable as we continue advancing NPK’s strategic priorities. Kris’ appointment reflects the Board’s commitment to maintaining strong governance practices and ensuring the Board’s composition reflects the skills, experience, and perspectives needed to support the Company’s strategy and evolving business needs. Kris exemplifies the values of our Company, and we look forward to benefiting from her experiences, perspectives and insights.”

ABOUT NPK INTERNATIONAL
NPK International Inc. is a worksite access solutions company that manufactures, sells, and rents recyclable composite matting products, along with a full suite of services, including planning, logistics, and site restoration. The Company delivers superior quality and reliability across critical infrastructure markets, including electrical transmission & distribution, oil and gas exploration, pipeline, renewable energy, petrochemical, construction, and other industries. For more information, visit our website at npki.com.
IR CONTACT
Investors@npki.com